                                                                    Ex 99 Codeth

                                                                     EX. 11.A.1.

                              BRIDGEWAY FUNDS, INC.

                     PRESIDENT AND CHIEF FINANCIAL OFFICER'S
                                 CODE OF ETHICS

I.   PURPOSE OF THE CODE/COVERED OFFICERS

This Code of Ethics (the "Code") applies to Bridgeway Funds, Inc. ("Bridgeway Funds") and all investment portfolios of Funds (collectively, "Funds" and each, "Fund"). It specifically applies to Bridgeway Funds' President and Chief Financial Officer (the "Covered Officers" set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that Bridgeway Funds files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by Bridgeway Funds;

     o compliance with applicable laws and governmental rules and regulations;

     o an environment that encourages disclosure of ethical and compliance related concerns;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code without fear or reprisal; and

     o    accountability for adherence to the Code.


The President and Chief Financial Officer ("CFO") are integral to Bridgeway Funds' goal of creating a culture of high ethical standards and commitment to compliance. In their roles, the Covered Officers will refrain from engaging in any activity that may compromise their professional ethics or otherwise prejudice their ability to carry out their duties to the Funds. They will act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

II.  ACTUAL AND APPARENT CONFLICTS OF INTEREST

OVERVIEW: A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or service to, Bridgeway Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper benefits as a result of his position with Bridgeway Funds.

Certain conflicts of interest arise out of the relationship between Covered Officers and Bridgeway Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with Bridgeway Funds because of their status as "affiliated persons" of Bridgeway Funds. Bridgeway Funds' and the Adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between Bridgeway Funds and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for Bridgeway Funds or the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and Bridgeway Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between Bridgeway Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of Bridgeway Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by Bridgeway Funds' Board of Directors that the Covered Officers may also be officers or employees of Bridgeway Funds.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of Bridgeway Funds. A defining question at Bridgeway is, "What is the long term interest of current shareholders?" The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive.

     Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by Bridgeway Funds whereby the Covered Officer would benefit personally to the detriment of Bridgeway Funds;

     o not cause Bridgeway Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of Bridgeway Funds;

     o not use material non-public knowledge of Fund transactions made or contemplated for Bridgeway Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

     o report at least annually affiliations or other relationships related to conflicts of interest covered by Bridgeway Funds' Directors and Officers Questionnaire.

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such activity or has such a relationship. There are some conflict of interest situations that should always be discussed with the Compliance Officer. Examples of these include:

     o    service as a Director on the board of any public company;

     o    the receipt of any non-nominal gifts in excess of $100.00;

     o the receipt of any entertainment from any company with which Bridgeway Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with any of Bridgeway Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by Bridgeway Funds for effecting Fund transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     o each Covered Officer should familiarize himself with the disclosure requirements generally applicable to Bridgeway Funds;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about Bridgeway Funds to others, whether within or outside Bridgeway Funds, including

          Bridgeway Funds' Directors and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of Bridgeway Funds and the Adviser with the goal of promoting comprehensive, fair, accurate, timely and understandable disclosure in reports and documents Bridgeway Funds files with, or submits to, the SEC and in other public communications made by Bridgeway Funds, and will ensure the establishment of appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines and will establish and administer financial controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the Corporation's safe and sound operation; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to Bridgeway Funds' Board that he has received, read, and understands this Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of this Code;

     o not retaliate against any other Covered Officer or any employee of the Adviser, or their affiliated persons, for reports of potential violations that are made in good faith; and

     o notify the Compliance Officer promptly if he/she knows or suspects that a violation of applicable laws, regulations, or of this Code has occurred, is occurring, or is about to occur. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers* sought by the President will be considered by Bridgeway Funds Board's Audit Committee.

Bridgeway Funds will follow these procedures in investigating and enforcing this Code.

     o the Compliance Officer will take all appropriate action to investigate any potential violations reported to him/her.

     o If, after such investigation, the Compliance Officer believes that no violation has occurred, he/she is not required to take any further action. The Compliance Officer is authorized to consult, as appropriate, with the chair of the Audit Committee and Counsel to the Independent Directors, and is encouraged to do so after consultation with the Fund President when, in the Compliance Officer's opinion such consultation will not increase the risk to shareholders.

     o any matter that the Compliance Officer believes is a violation will be reported to the Audit Committee (the "Committee").

     o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of and appropriate modifications to, applicable policies procedures; notification to appropriate personnel of the Adviser or its Board; or a recommendation to dismiss the Covered Officer.

     o Bridgeway Funds' Board will be responsible for granting waivers, as appropriate.

     o any charges to or waivers of this Code will, to the extent required, be disclosed as provided by the SEC rules.

V.   OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by Bridgeway Funds for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of Bridgeway Fund, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities if the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Bridgeway Funds' and Adviser's code of ethics under Rule 17j-1 under the Investment Company Act of 1940 and the Adviser's more detailed policies and procedures set forth in the Compliance Manual are separate requirements applying to the Covered Officers, and are not part of this Code.

VI.  AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of Bridgeway Funds' Board, including a majority of Independent Directors.

VII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its Counsel.

VIII. INTERNAL USE

This Code is intended solely for internal use by Bridgeway Funds and does not constitute an admission, by or on behalf of Bridgeway Funds, as to any fact, circumstance, or legal conclusion.


By:
     ----------------------------------

Date:
     ----------------------------------


* ITEM 2 OF FORM N-CSR DEFINES "WAIVER" AS "THE APPROVAL BY THE REGISTRANT OF A MATERIAL DEPARTURE FROM A PROVISION OF THE CODE OF ETHICS" AND "IMPLICIT WAIVER," WHICH MUST ALSO BE DISCLOSED, AS THE "REGISTRANT'S FAILURE TO TAKE ACTION WITHIN A REASONABLE PERIOD OF TIME REGARDING A MATERIAL DEPARTURE FROM A PROVISION OF THE CODE OF ETHICS THAT HAS BEEN MADE KNOWN TO AN EXECUTIVE OFFICER OF THE REGISTRANT".

                                    EXHIBIT A

Persons Covered by this Code of Ethics

     1.   John Montgomery
          President of Bridgeway Capital Management, Inc.
          President of Bridgeway Funds, Inc.

     2.   Linda Giuffre
          Chief Financial Officer of Bridgeway Capital Management, Inc. Treasurer of Bridgeway Funds, Inc.